Exhibit 99.1

MeadWestvaco Corporation
Global Headquarters
501 South 5th Street
Richmond, VA 23219-0501
www.mwv.com

PRESS RELEASE

Media Contact	Investor Relations
Tucker McNeil tel: +1 804.444.6397 mediainquiries@mwv.com	Jason Thompson tel: +1 804.444.2556

MWV Reports Second Quarter Results

Second Quarter Highlights:

•	Earnings from continuing operations of $0.37 per share (both GAAP and ex-items)

•	Solid volume growth across targeted packaging and specialty chemicals end markets

•	Cash flow from continuing operations more than doubles to $199 million

•	Achieved $16 million in overhead savings in first half; company expects savings to exceed high end of target range of $25 to $30 million by end of 2013

RICHMOND, Va., July 30, 2013—MeadWestvaco Corporation (NYSE: MWV), a global leader in packaging and packaging solutions, reported a modest sales increase for the second quarter of 2013, but lower earnings primarily due to the previously announced outage at the company’s paperboard mill in Covington, Virginia. The company generated good revenue growth in many targeted packaging markets, especially food, beverage, healthcare and personal care, as well as in specialty chemicals. Results also benefited from the contributions of the Brazilian pine chemicals business, Resitec, and the Indian industrial packaging materials business, Ruby Macons, and from improved pricing for industrial packaging solutions in Brazil. These benefits were partially offset by lower forestland sales and unfavorable foreign currency exchange during the quarter.

“While the isolated operating challenges weighed on our quarterly results, the profitable growth strategies we’ve been pursuing continues to generate strong gains in targeted packaging and specialty chemicals markets,” said John A. Luke, Jr., chairman and chief executive officer of MWV. “With the operating issues behind us, our businesses are performing well and we are confident the earnings and cash flow improvement we’ve been anticipating for the second half of the year is already underway.”

Quarterly Comparison

Sales from continuing operations in the second quarter of 2013 were $1.43 billion compared to $1.42 billion in the second quarter of 2012. Income from continuing operations attributable to the company in the second quarter of 2013 was $67 million, or $0.37 per share. Income from continuing operations attributable to the company in the second quarter of 2012 was $78 million, or $0.44 per share.

Adjusted income from continuing operations attributable to the company excluding special items was $67 million or $0.37 per share for the second quarter of 2013 compared to $82 million or $0.46 per share for the second quarter of 2012. Refer to the “Use of Non-GAAP Measures” section of this release.

Second Quarter Segment Results

Following is a summary of second quarter 2013 results by business segment. All comparisons of the results for the second quarter of 2013 are with the second quarter of 2012 on a continuing operations basis.

Food & Beverage

In the Food & Beverage segment, sales were $802 million in the second quarter of 2013 compared to $808 million in the second quarter of 2012. Profit declined to $52 million in the second quarter of 2013 compared to $100 million in the second quarter of 2012.

Strong sales gains in food packaging and commercial print were partially offset by weaker sales in beverage, tobacco and food service packaging. Food packaging sales were driven by gains with food brand owners in a range of applications, including frozen food and club store packaging. In beverage, while sales in North America were affected by unseasonably cool and wet weather, share gains with key customers drove outperformance versus broader market trends. The beverage business also continued strong growth in the Asia Pacific and Latin America regions. In Europe, sales of beverage and tobacco packaging were challenged due to continued economic weakness and unseasonably cold and wet weather. Lower food service sales were due to an ongoing transition to a new product offering in this segment.

Profit performance in second quarter 2013 reflects the benefit of overall gains in targeted food packaging solutions. These benefits were more than offset by $35 million from the combined impact of higher than expected costs related to the planned outage and a previous system implementation at the company’s paperboard mill in Covington.

Home, Health & Beauty

In the Home, Health & Beauty segment, sales were $188 million in the second quarter of 2013 compared to $203 million in the second quarter of 2012. Profit was $8 million in the second quarter of 2013 compared to $11 million in the second quarter of 2012.

Overall sales were lower than expected primarily due to significant volume declines in home and garden packaging from unseasonably wet and cool weather, particularly in North America, the segment’s largest lawn and garden market. Double-digit volume declines for these packaging solutions also negatively impacted product mix. The segment partially offset these declines with volume gains in higher value beauty and personal care solutions, including strong gains in fragrance and airless dispensers. Healthcare packaging volumes also improved from continued strong demand for the company’s medical dispensers and renewed growth in adherence-enhancing packaging solutions.

Profit in second quarter 2013 reflected volume declines in home and garden packaging solutions, losses in the European folding carton business, as well as costs to repurpose the company’s Brazilian folding carton facility to manufacture higher value plastic pumps and dispensers.

Industrial

In the Industrial segment, sales increased to $138 million in the second quarter of 2013 compared to $111 million in the second quarter of 2012. Profit increased to $20 million in the second quarter of 2013 compared to $14 million in the second quarter of 2012.

Overall sales growth was driven by price improvement across targeted Brazilian packaging markets and revenue benefits from the addition of the high-quality industrial packaging materials business in India,

Ruby Macons. During the quarter, the company increased prices in the Brazilian market to offset labor and input cost inflation. Volumes were up modestly with gains in paperboard sales largely offset by lower corrugated box sales. Sales were also impacted by unfavorable foreign currency exchange.

Profit growth primarily reflects increased product pricing as well as significantly lower startup expenses related to the company’s business expansion in Brazil. These benefits were partially offset by higher raw material and labor costs.

Specialty Chemicals

In the Specialty Chemicals segment, sales increased to $260 million in the second quarter of 2013 compared to $246 million in the second quarter of 2012. Profit was $61 million in the second quarter of 2013 compared to $62 million in the second quarter of 2012.

The sales increase was led by solid volume growth in targeted pine chemicals markets and revenue benefits from the addition of the Brazilian pine chemicals business, Resitec. The company continued to penetrate the higher value pine chemicals end markets of adhesives, asphalt and oilfield. Carbon technology volumes were unchanged from strong year-ago levels due to production timing compared to the highest rate of U.S. auto sales since 2007. These gains were partially offset by unfavorable pricing on some basic pine chemicals products and unfavorable foreign currency exchange.

Profit performance mainly reflects volume growth across targeted higher value pine chemicals solutions and contribution from Resitec. These benefits were offset by lower pricing and unfavorable product mix, incremental maintenance costs and unfavorable foreign currency exchange.

Community Development and Land Management

Sales for the Community Development and Land Management segment were $47 million in the second quarter of 2013 compared to $56 million in the second quarter of 2012. Profit was $22 million in the second quarter of 2013 compared to $27 million in the second quarter of 2012.

Profit from real estate activities was $18 million in the second quarter of 2013 compared to $25 million in the second quarter of 2012. The segment sold approximately 11,900 acres for gross proceeds of $26 million in the second quarter of 2013 compared to approximately 15,300 acres for gross proceeds of $34 million in the second quarter of 2012. Profit from forestry operations and leasing activities was $4 million in the second quarter of 2013 compared to $2 million in the second quarter of 2012.

Other Items

Savings associated with the company’s cost reduction initiative were $16 million in the first half of 2013. The company anticipates it will achieve savings exceeding the high end of its range of $25 to $30 million by the end of 2013. The company continues to target total savings of $75 million through 2014.

In the second quarter of 2013, total pretax input costs of energy, raw materials and freight increased by $5 million compared to the second quarter of 2012 on a continuing operations basis.

In the second quarter of 2013, the pretax impact on earnings from foreign currency exchange was $1 million unfavorable compared to the second quarter of 2012 on a continuing operations basis.

Cash flow provided by operating activities from continuing operations increased to $199 million in the second quarter of 2013 compared to $97 million in the second quarter of 2012. Cash flow provided by operating activities from continuing operations increased to $112 million in the first half of 2013 compared to $11 million in the first half of 2012. These increases primarily reflect lower working capital levels, as well as higher cash flow associated with the company’s expanded operations in Brazil.

Capital spending from continuing operations declined to $116 million in the second quarter of 2013 compared to $174 million in the second quarter of 2012. Capital spending from continuing operations declined to $230 million in the first half of 2013 compared to $323 million in the first half of 2012. These declines primarily reflect lower investment related to the company’s expansion in Brazil, which was substantially completed in 2012.

The company’s U.S. qualified retirement plans remain overfunded, and management does not anticipate any required regulatory funding contributions to such plans in the foreseeable future. During the second quarter of 2013, the company recorded a non-cash charge of $17 million in pretax earnings following the settlement of certain pension obligations. As a result of the settlement, the U.S. qualified pension plan was actuarially re-measured resulting in an increase to the prepaid pension asset included in the company’s consolidated balance sheet at June 30, 2013.

The effective tax rate attributable to continuing operations, excluding the effects of discrete tax items, was approximately 32 percent in the second quarter of 2013. The mix and level of earnings between domestic and foreign operations contributed to the difference between the effective tax rate and statutory rates.

MWV paid a regular quarterly dividend of $0.25 per share during the second quarter of 2013. On June 25, 2013, MWV declared a regular quarterly dividend of $0.25 per common share. The payment of the dividend will be made on September 3, 2013, to shareholders of record at the close of business on August 1, 2013.

Outlook

In the third quarter of 2013, MWV expects earnings to be above year-ago levels on a continuing operations basis. The principal drivers of the expected earnings improvement are:

•	Momentum with its profitable growth strategies to drive volume improvement across its targeted packaging and specialty chemicals markets;

•	Pricing improvement in industrial packaging solutions;

•	Productivity gains from increased operating leverage;

•	Earnings benefits from the ramp-up of the company’s new paperboard machine in Brazil; and,

•	Cost benefits from execution against the company’s overhead reduction initiative.

Challenging global macroeconomic conditions and weaker foreign currency exchange, primarily the depreciation of Real against the U.S. Dollar, are expected to partially offset these benefits.

Conference Call

Investors may participate in the live conference call today at 10:00 a.m. EDT by dialing 1 (800) 288-8967 (toll-free domestic) or 1 (612) 332-0226 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. The live conference call and presentation slides may be accessed on MWV’s website at www.mwv.com. After connecting to the home page, go to the Investors page and look for the link to the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the call will be available for one month via the telephone starting today at 12:00 p.m. EDT, and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (international); access code: 296264.

About MWV

MeadWestvaco Corporation (NYSE:MWV) is a global packaging company providing innovative solutions to the world’s most admired brands in the healthcare, beauty and personal care, food , beverage, home and garden, tobacco, and agricultural industries. The company also produces specialty chemicals for the automotive, energy, and infrastructure industries and maximizes the value of its land holdings through forestry operations, property development and land sales. MWV’s network of 125 facilities and 16,000 employees spans North America, South America, Europe and Asia. The company has been recognized for financial performance and environmental stewardship with a place on the Dow Jones Sustainability World Index every year since 2005. Learn more at www.mwv.com.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings from the company’s ongoing cost reduction initiatives; the ability of MeadWestvaco to close announced and pending transactions; competitive pricing for the company’s products; impact from inflation on raw materials, energy and other costs; fluctuations in demand and changes in production capacities; relative growth or decline in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment, climate change, tax policies and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to execute its plans to divest or otherwise realize the greater value associated with its land holdings; adverse results in current or future litigation; currency movements; volatility and further deterioration of the capital markets; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2012, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013 (1)	2012	2013	2012
Net sales	$1,434	$1,423	$2,778	$2,736

Cost of sales	1,171	1,098	2,300	2,138
Selling, general and administrative expenses	160	179	328	340
Interest expense	39	35	79	76
Other income, net	(7)	(7)	(11)	(17)

Income from continuing operations before income taxes	71	118	82	199
Income tax provision	7	38	6	68

Income from continuing operations	64	80	76	131

Income from discontinued operations, net of income taxes	4	10	4	9

Net income	68	90	80	140
Less: (Loss) income attributable to non-controlling interests, net of taxes	(3)	2	(2)	3

Net income attributable to the company	$71	$88	$82	$137

Income from continuing operations attributable to the company	$67	$78	$78	$128

Net income per diluted share attributable to the company:
Income from continuing operations	$0.37	$0.44	$0.44	$0.73
Income from discontinued operations	0.02	0.06	0.02	0.05

Net income attributable to the company	$0.39	$0.50	$0.46	$0.78

Shares used to compute net income per diluted share	180.3	176.7	179.8	176.2

(1)	Income from continuing operations in the second quarter of 2013 includes pretax charges of $9 million (after-tax charges of $6 million, or $0.03 per share), primarily related to write-offs of inventories associated with the Food & Beverage segment that were overstated in the fourth quarter of 2012 and first quarter of 2013 following a new system implementation at the company’s paperboard operations located in Covington, Virginia.

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated Balance Sheets

In millions (Unaudited)

	June 30, 2013	December 31, 2012
Assets
Cash and cash equivalents	$431	$663
Accounts receivable, net	690	607
Inventories	664	661
Other current assets	148	135

Current assets	1,933	2,066

Property, plant, equipment and forestlands, net	3,680	3,740
Prepaid pension asset	1,367	1,258
Goodwill	714	719
Other assets	1,107	1,125

	$8,801	$8,908

Liabilities and Equity
Accounts payable	$574	$597
Accrued expenses	450	446
Notes payable and current maturities of long-term debt	88	63

Current liabilities	1,112	1,106

Long-term debt	2,049	2,100
Other long-term obligations	1,271	1,298
Deferred income taxes	1,051	1,026

Shareholders’ equity	3,309	3,360
Non-controlling interests	9	18

Total equity	3,318	3,378

	$8,801	$8,908

MeadWestvaco Corporation and consolidated subsidiary companies

Condensed Consolidated Statements of Cash Flow

In millions (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Cash flow from operating activities:
Net income	$68	$90	$80	$140
Depreciation, depletion and amortization	97	91	195	183
Pension income, excluding settlements	(24)	(18)	(44)	(34)
Changes in working capital	35	(50)	(146)	(250)
Other operating activities from continuing operations	23	(16)	27	(28)

Net cash provided by continuing operations	199	97	112	11
Discontinued operations	—	(4)	—	103

Net cash provided by operating activities	199	93	112	114

Cash flow from investing activities:
Capital expenditures	(116)	(174)	(230)	(323)
Other investing activities from continuing operations	—	(2)	2	(1)
Discontinued operations	—	(59)	—	(62)

Net cash used in investing activities	(116)	(235)	(228)	(386)

Cash flow from financing activities:
Proceeds from debt instruments related to C&OP spin-off	—	460	—	460
Payments on notes payable and debt, net	(10)	(225)	(16)	(229)
Dividends paid	(44)	(43)	(88)	(86)
Other financing activities from continuing operations	(3)	16	4	12

Net cash (used in) provided by financing activities	(57)	208	(100)	157

Effect of exchange rate changes on cash	(12)	(18)	(16)	(10)

Increase (decrease) in cash and cash equivalents	14	48	(232)	(125)

Cash and cash equivalents:
At beginning of period	417	483	663	656

At end of period	$431	$531	$431	$531

MeadWestvaco Corporation and consolidated subsidiary companies

Segment Information

In millions (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Sales
Food & Beverage	$802	$808	$1,563	$1,555
Home, Health & Beauty	188	203	376	403
Industrial	138	111	270	225
Specialty Chemicals	260	246	486	453
Community Development & Land Management	47	56	86	102

Total	1,435	1,424	2,781	2,738
Inter-segment eliminations	(1)	(1)	(3)	(2)

Consolidated total	$1,434	$1,423	$2,778	$2,736

Segment profit
Food & Beverage	$52	$100	$92	$163
Home, Health & Beauty	8	11	11	23
Industrial	20	14	31	33
Specialty Chemicals	61	62	110	120
Community Development & Land Management	22	27	38	41

Subtotal	163	214	282	380
Non-controlling interests	(3)	2	(2)	3
Corporate and Other [1]	(89)	(98)	(198)	(184)

Consolidated total [2]	$71	$118	$82	$199

[1]

Corporate and Other includes expenses associated with corporate support staff services, as well as income and expense items not directly associated with ongoing segment operations, such as restructuring charges, pension income and settlement charges, interest expense and income, non-controlling interest income and losses, certain legal settlements, gains and losses on certain asset sales and other items.

[2]	Represents income from continuing operations before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies

Use of Non-GAAP Measures

Income and earnings per share from continuing operations, adjusted to exclude the after-tax charges and tax benefits shown below, is not meant to be considered in isolation or as a substitute for income and earnings per share from continuing operations determined in accordance with generally accepted accounting principles (“GAAP”). The company believes these non-GAAP measures provide investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because such measures exclude after-tax charges and tax benefits that management believes are not indicative of the ongoing operating results of the company.

In millions, except per share amounts (unaudited)	2013 Net Income	2013 Earnings Per Share	2012 Net Income	2012 Earnings Per Share
Second Quarter
Income and earnings per share from continuing operations, as reported	$67	$0.37	$78	$0.44

Add:
Pension settlement charge	11	0.06	—	—
Restructuring charges	4	0.02	4	0.02

Deduct:
Discrete income tax benefits	(15)	(0.08)	—	—

Income and earnings per share from continuing operations, as adjusted	$67	$0.37	$82	$0.46

MeadWestvaco Corporation and consolidated subsidiary companies

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